Exhibit 99.1

Quest Resource Reports Second Quarter 2015 Revenue of $42.3 Million

Further expands client locations to 38,000 with addition of top-10 auto dealership group

Frisco, Texas – August 14, 2015 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Total revenue of $42.3 million, an increase of 6% from the first quarter of 2015.
•	Added approximately 5,900 client locations in the automotive, retail, and grocery industries.
•	Further expanded portfolio of blue-chip clients with the addition of the sixth largest auto dealership group.
•	Now serving approximately 38,000 client locations.

"We continue to add new client locations, capture market share, and strengthen our pipeline as we see demand for more cost-effective and environmentally responsible waste and recycling programs continuing to grow," commented Brian Dick, President and Chief Executive Officer of Quest. “During the second quarter, we broadened our client base with the addition of a top-10 auto dealership and further penetrated our existing client base, adding to the total client locations served.”

“Pricing in the secondary market for some of the commodities we monetize continues to offset the revenue growth we achieved from new clients and new locations during the quarter,” Mr. Dick added.  “However, the effect on our overall profit margin was limited because we do not hold these commodities in inventory. Going forward, we believe the increase in volume from new client locations in the automotive aftermarket will positively impact our commodity-related business when commodity prices rebound to more normalized and historical levels.”

Mr. Dick concluded, “We believe we are well positioned to capitalize on additional growth opportunities as the anticipated stringent controls for the management of non-regulated waste comes to fruition at the federal and state levels and market demand for environmentally responsible solutions accelerates.”

Second Quarter Financial Results

Revenue

For the second quarter of 2015, revenue was $42.3 million, a decrease of $184,000, or 0.4%, compared with $42.5 million for the second quarter of 2014.

Net Loss Per Share

Net loss per basic and diluted share was $(0.01) for the second quarter of 2015 compared with a net loss per basic and diluted share of $(0.02) for the second quarter of 2014.

EBITDAS

Adjusted EBITDAS was $(149,000) for the second quarter of 2015 compared with Adjusted EBITDAS of $435,000 for the second quarter of 2014. (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS".)

Six Month Financial Results

Revenue

For the six months ended June 30, 2015, revenue was $82.3 million, an increase of $1.7 million, or 2.1%, compared with $80.7 million for the six months ended June 30, 2014.

Net Loss Per Share

Net loss per basic and diluted share was $(0.03) for the six months ended June 30, 2015 and 2014.

EBITDAS

Adjusted EBITDAS was $(355,000) for the six months ended June 30, 2015 compared with Adjusted EBITDAS of $936,000 for the six months ended June 30, 2014. (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS".)

Balance Sheet Summary

As of June 30, 2015, Quest had $542,000 in cash and cash equivalents compared with $3.2 million as of December 31, 2014 and June 30, 2014. Working capital was $7.5 million as of June 30, 2015 compared with $1.3 million as of December 31, 2014 and was a $10.9 million improvement from the working capital deficit of $(3.4) million as of June 30, 2014, which was primarily due to the extension of our loan agreement maturity date to May 13, 2018 and reclassification as a long-term liability.

Quest added capacity to its line of credit in July 2015 with the increase of the aggregate revolving credit commitment to $15.0 million.

Conference Call Details

Brian Dick, President and Chief Executive Officer, and Laurie Latham, Senior Vice President and Chief Financial Officer, will host a conference call today, Friday, August 14, 2015 at 11 a.m. Eastern time, to review Quest's financial results and business outlook. The conference call may include forward-looking information.

Investors interested in participating on the live call can dial (888) 572-7025 within the United States or (719) 457-2727 from abroad. Investors can also access the call online through a listen-only webcast on the investor relations section of the Quest website at http://investors.qrhc.com/.

The webcast will be archived on the investor relations section of the Quest website for at least 90 days, and a telephonic playback of the conference call will be available by calling (877) 870-5176 within the United States and (858) 384-5517 from abroad. The telephonic playback will be available beginning at 2:00 p.m. Eastern time on Friday, August 14, 2015, continuing through 11:59 p.m. Eastern time on Friday, August 21, 2015. The replay passcode is 2131138.

For more information on Quest, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a certain non-GAAP financial measure, "Adjusted EBITDAS," is presented. From time to time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. The company believes it is useful to review, as applicable, both GAAP measures that include (i) amortization of acquired intangible assets, (ii) acquisition-related costs, (iii) debt extinguishment costs, (iv) interest expense, (v) income taxes, (vi) depreciation and amortization, (vii) stock-based compensation expense, and non-GAAP measures that exclude such information.  Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis.  This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures.  (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS".)

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses and operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials.  Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national clients to have a single point of contact for managing a variety of waste streams and recyclables.  Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their clients by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling. Quest provides these programs through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc.

Quest supports the efforts of companies to maximize profits and mitigate risks, while minimizing their ecological footprints. Quest’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. Quest provides clients with comprehensive sustainability programs, innovative recycling solutions, and environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that we continue to add new client locations, capture market share, and strengthen our pipeline as we see demand for more cost-effective and environmentally responsible waste and recycling programs continuing to grow; our belief that going forward the increase in volume from new client locations in the automotive aftermarket will positively impact our commodity-related business when commodity prices rebound to more normalized and historical levels; and our belief that we are well positioned to capitalize on additional growth opportunities as the anticipated stringent controls for the management of non-regulated waste come to fruition at the federal and state levels and market demand for environmentally responsible solutions accelerates. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Rob Fink

Hayden IR

rob@haydenir.com

646.415.8972

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$42,330	$42,514	$82,339	$80,674
Cost of revenue	38,914	39,005	75,637	73,833
Gross profit	3,416	3,509	6,702	6,841
Selling, general, and administrative	3,906	3,492	7,683	6,485
Depreciation and amortization	972	953	1,951	1,905
Total operating expenses	4,878	4,445	9,634	8,390
Operating loss	(1,462)	(936)	(2,932)	(1,549)
Interest and other expense	(42)	(891)	(91)	(1,766)
Income tax expense	—	—	—	—
Net loss	$(1,504)	$(1,827)	$(3,023)	$(3,315)
Net loss applicable to common stockholders	$(1,504)	$(1,827)	$(3,023)	$(3,315)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.02)	$(0.03)	$(0.03)

Weighted average number of common shares outstanding:
Basic and diluted	111,687	96,649	111,652	96,238

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net loss	$(1,504)	$(1,827)	$(3,023)	$(3,315)
Depreciation and amortization	972	953	1,951	1,905
Interest and other expense	42	891	91	1,766
Stock-based compensation expense	341	418	626	580
Income tax expense	—	—	—	—
Adjusted EBITDAS	$(149)	$435	$(355)	$936

BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	June 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$542	$3,155
Accounts receivable, less allowance for doubtful accounts of $538 and $761 as of June 30, 2015 and December 31, 2014, respectively	31,904	29,632
Prepaid expenses and other current assets	1,153	684
Total current assets	33,599	33,471

Goodwill	58,337	58,337
Intangible assets, net	13,792	15,116
Property and equipment, net, and other assets	850	753
Total assets	$106,578	$107,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,250
Accounts payable and accrued liabilities	25,868	26,622
Deferred revenue and other current liabilities	250	282
Total current liabilities	26,118	32,154

Line of credit	7,250	—
Other long-term liabilities	35	45
Total liabilities	33,403	32,199

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 111,715 and 111,601 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	112	112
Additional paid-in capital	151,510	150,789
Accumulated deficit	(78,447)	(75,423)
Total stockholders’ equity	73,175	75,478
Total liabilities and stockholders’ equity	$106,578	$107,677

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